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                                                                   Exhibit 12.01


                   Commercial Credit Company and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (In millions of dollars, except for ratio)


                                                  Three months ended March 31,
                                                  ----------------------------

                                                      1997            1996
                                                  ------------    ------------
Income before income taxes                           $ 64.6          $ 74.2
Elimination of undistributed equity earnings           (0.2)            -
Interest                                              125.3           116.1
Portion of rentals deemed to be interest                2.3             2.3
                                                  ------------    ------------
  Earnings available for fixed charges               $192.0          $192.6
                                                  ============    ============

Fixed charges
-------------

Interest                                             $125.3          $116.1
Portion of rentals deemed to be interest                2.3             2.3
                                                  ------------    ------------
  Fixed charges                                      $127.6          $118.4
                                                  ============    ============

Ratio of earnings to fixed charges                      1.50x           1.63x
                                                  ============    ============